================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                              (AMENDMENT NO.     )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         THE STANDARD REGISTER COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies: ..........

  (2) Aggregate number of securities to which transaction applies: .............

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): .............................

  (4) Proposed maximum aggregate value of transaction: .........................

  (5) Total fee paid: ..........................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid: ..................................................

  (2) Form, Schedule or Registration Statement No.: ............................

  (3) Filing Party: ............................................................

  (4) Date Filed: ..............................................................

================================================================================

                            [STANDARD REGISTER LOGO]

                       P.O. BOX 1167  -  DAYTON, OH 45401

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        OF THE STANDARD REGISTER COMPANY

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of The Standard Register Company (the "Company") which will be held at The Mandalay Banquet Center, 2700 East River Road, Dayton, Ohio, at 11:00 A.M. Eastern Daylight Savings Time on Wednesday, April 15, 1998.

     The subjects to be considered at this Annual Meeting are:

     (1) To fix the number of Directors to be elected at ten;

     (2) To elect ten Directors;

     (3) To amend Article 4.1 of the Company's 1995 Stock Option Plan to increase from 2,000,000 to 3,000,000 the number of shares of the Company's Common Stock that may be made subject to stock options under the 1995 Stock Option Plan;

     (4) To select and retain Battelle & Battelle, Certified Public Accountants, as the Company's auditors for the year 1998; and to transact any other business that may properly come before the meeting.

     The Board of Directors has fixed the close of business on February 20, 1998, as the record date for determining the shareholders entitled to vote at the Annual Meeting.

     As part of the meeting, we will discuss the Company's 1997 operations and our plans for the future. Directors and officers of the Company will be available to discuss the Company's business with you.

                                           H. Frank Coffman
                                           Secretary

Dayton, Ohio
March 20, 1998

   WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

                         THE STANDARD REGISTER COMPANY

--------------------------------------------------------------------------------

                                PROXY STATEMENT

                                      FOR

                                 ANNUAL MEETING

                                       OF

                                  SHAREHOLDERS

--------------------------------------------------------------------------------

                          PRINCIPAL EXECUTIVE OFFICES:
                               600 ALBANY STREET
                               DAYTON, OHIO 45408
                                 (937) 443-1000

                          Mailing Date: March 20, 1998

--------------------------------------------------------------------------------

This Proxy Statement accompanies the Notice of Annual Meeting of Shareholders of The Standard Register Company, an Ohio corporation, to be held at The Mandalay Banquet Center, 2700 East River Road, Dayton, Ohio, on Wednesday, April 15, 1998, at 11:00 A.M. The proxies are solicited on behalf of the Board of Directors of the Company. Shareholders of record at the close of business February 20, 1998, are entitled to notice of and to vote at the Annual Meeting. The Company had outstanding, on the record date, 23,702,538 shares of Common Stock (each share having one vote) and 4,725,000 shares of Class A Stock (each share having five votes).

  All properly cast votes, in person or by proxy, will be counted for purposes of the issues to be voted on at the Annual Meeting. Abstentions and broker non-votes will have no impact on any matter voted upon.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its exercise. Properly executed proxies received in time to be voted at the Annual Meeting, or any adjournments thereof, will be voted according to the instructions indicated on the proxies unless the proxies have been revoked. If no choice is specified, the shares will be voted as recommended by the Board of Directors. Proxies may be revoked by giving a later dated proxy to the Company or by giving notice of revocation to the Company in writing or orally at the Annual Meeting. The presence of a shareholder at the Annual Meeting will not, by itself, revoke a proxy. The proxies solicited on behalf of the Board of Directors of the Company contain the authority to vote the shares of stock cumulatively in the election of directors.

  At the Annual Meeting, the shareholders will: (1) determine the number of directors to be elected; (2) elect a Board of Directors; (3) approve or disapprove an amendment to the Company's 1995 Stock Option Plan; and (4) select independent auditors for the Company.

                                   PROPOSALS

PROPOSAL 1: FIXING NUMBER OF DIRECTORS

  The Company has ten directors. The Board of Directors recommends fixing the number of directors to be elected at ten. The affirmative vote of a majority of the votes cast upon this proposal is required for approval.

  The Board of Directors recommends that the shareholders vote FOR fixing the number of Directors to be elected at ten.

PROPOSAL 2: ELECTION OF DIRECTORS

  The Board of Directors is nominating for election the ten persons hereinafter named to be directors of the Company and to hold office until the next annual election or until their successors are elected and qualified.

  Although the Board of Directors does not contemplate that any of the nominees will be unavailable for election, if any of them is unavailable, the shares will be voted for substitute nominees as determined by the persons voting the proxies.

  Cumulative voting is permitted by the laws of Ohio in voting for the election of directors, if notice is given in writing by any shareholder to the President, a Vice President or Secretary of the Company not less than forty-eight (48) hours before the time fixed for the Annual Meeting. If any shares may be voted cumulatively for the election of directors, each shareholder present at the Annual Meeting and the persons voting the proxies shall have full discretion and authority to cumulate such voting power as the shareholder or proxy possesses and to give one candidate as many votes as the number of directors to be elected multiplied by the number of votes which the shareholder or proxy is entitled to cast, or to distribute such votes on the same principle among two or more candidates, as determined by the shareholder or proxy.

  In the absence of cumulative voting, nominees receiving the highest number of votes cast for the positions to be filled will be elected.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR EACH OF THE FOLLOWING NAMED NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY:

NOMINEES

  All nominees recommended by the Company for election were previously elected as Directors. Information concerning each nominee follows:

                                               SERVED AS
             NAME                   AGE      DIRECTOR SINCE
             ----                   ---      --------------
ROY W. BEGLEY, JR.*                 42            1994

  Mr. Begley has been an Assistant Vice-President and Investment Officer with Key Trust Co. of Ohio, N.A., since September 1995. From April 1994 to September 1995 he was an Investment Executive of Society Investments, Inc. He was an Investment Specialist with Provident Securities and Investments from August 1992 until April 1994, and a Financial Consultant with Shearson-Lehman Brothers prior to August 1992. He is a member of the Pension Advisory Committee of the Board of Directors.

F. DAVID CLARKE, III                41            1992

  Mr. Clarke has been Chairman of the Board of Directors of Clarke-Hook Corporation as well as its Vice President and General Counsel since December 1990. He is Chairman of the Compensation Committee and a member of the Executive and Audit Committees of the Board of Directors.

PAUL H. GRANZOW                     70            1966

  Mr. Granzow has been Chairman of the Board of Directors of the Company since January 1984. He is a co-trustee of the John Q. Sherman Trust. See "Voting Securities and Principal Holders Thereof". He is a Senior Vice-President and a director of The Weston Paper and Manufacturing Co. He is Chairman of the Executive Committee of the Board of Directors.

GRAEME G. KEEPING                   56            1996

  Mr. Keeping has been President of Information Resources Management Associates, a consulting firm, since 1987. He has also been Chairman of the Board of Directors of F3 Software Corporation since December 1997. He is a member of the Pension Advisory Committee of the Board of Directors.

PETER S. REDDING                    59            1992

  Mr. Redding has been President & Chief Executive Officer of the Company since December 1994. Prior to December 1994, he served the Company in various executive, sales management and sales positions. Mr. Redding is a member of KeyBank National Association, Dayton Region Advisory Board. He is an ex-officio member of all committees of the Board of Directors, except for the Audit Committee.

DENNIS L. REDIKER                   54            1995

  Mr. Rediker has been Chief Executive Officer of English China Clays, plc ("ECC plc") since 1996. From 1993 until 1996, Mr. Rediker was President and CEO of ECC International Inc. From 1989 until 1993, Mr. Rediker was President of Mead Coated Board Division of Mead Corporation Worldwide Operations. Mr. Rediker is also a Director of ECC plc. He is a member of the Audit and Compensation Committees of the Board of Directors.

ANN SCAVULLO                        51            1996

  Ms. Scavullo has been Vice President of Strategic Alliances and Joint Ventures of Avon Products, Inc., since 1995. Avon Products is a global direct seller of beauty and related products. From 1991 until 1995, she was Vice President of Investor Relations at Avon Products and from 1986 until 1991 she was Director of Investor Relations at Avon Products. She is a member of the Compensation Committee of the Board of Directors.

JOHN J. SCHIFF, JR.                 54            1982

  Mr. Schiff has been a director of John J. and Thomas R. Schiff & Co., Inc., an insurance agency since June 1983. Prior to January 1997, he was Chairman of the Board of Directors of John J. and Thomas R. Schiff & Co., Inc. He is Chairman of the Board of Directors of The Cincinnati Insurance Company and the Cincinnati Financial Corporation. He is a director of The Cinergy Corp., Fifth Third Bankcorp, The Fifth Third Bank, and the Cincinnati Bengals, Inc. He is Chairman of the Audit and Pension Advisory Committees of the Board of Directors.

CHARLES F. SHERMAN*                 70            1992

  Mr. Sherman has had personal business interests in Ohio and Kentucky for over five years. He is a member of the Executive and Pension Advisory Committees of the Board of Directors.

JOHN Q. SHERMAN, II*                44            1994

  Mr. Sherman has been a manufacturers' representative for A. Rifkin Company, Wilkes-Barre, Pennsylvania, since 1985. A. Rifkin Company is a manufacturer of specialty security packaging. He is a member of the Compensation Committee of the Board of Directors.

* Roy W. Begley, Jr. and John Q Sherman, II are first cousins, and are nephews of Charles F. Sherman.
--------------------------------------------------------------------------------

  The Board of Directors met six times in 1997. All directors attended at least 75% of Board of Directors and committee meetings of which they were members during 1997.

BOARD OF DIRECTORS COMMITTEES

  The Company's Audit Committee held two meetings in 1997. Mr. Schiff is Chairman of the Audit Committee. Messrs. Clarke and Rediker are the other members. The Audit Committee is responsible for reviewing the Company's corporate accounting, auditing and financial reporting practices. It also recommends the employment of independent public accountants and reviews the relationships between the Company and its outside public accountants.

  The Compensation Committee held three meetings in 1997. Mr. Clarke is Chairman of the Compensation Committee. Messrs. Redding, Rediker and John Q. Sherman, II and Ms. Scavullo are the other members. The Compensation Committee formulates the Company's executive compensation program and determines executive compensation and incentives each year. The Company's 1995 Stock Option Plan and Management Incentive Compensation Plan are also administered by the Compensation Committee.

  The Pension Advisory Committee held three meetings in 1997. Mr. Schiff is Chairman of the Pension Advisory Committee. Messrs. Begley, Keeping, Redding and Charles F. Sherman are the other members. The Pension Advisory Committee formulates and recommends procedures to the Board of Directors to insure that the Board of Directors' duties under the Employee Retirement Income Security Act are satisfied with respect to the Company's employee pension plans.

  The Board of Directors established an Executive Committee effective as of December 10, 1997. The Executive Committee did not hold any meetings in 1997. Mr. Granzow is Chairman of the Executive Committee. Messrs. Clarke, Redding and Charles F. Sherman are the other members. The Executive Committee has the authority to act on behalf of the Board of Directors in the interval between meetings of the Board of Directors in all matters except for filling vacancies on the Board of Directors or any committee of the Board of Directors.

  The Company does not have a Nominating Committee of the Board of Directors. The Board of Directors, which performs the function of a Nominating Committee, will consider nominees recommended by any shareholder if such recommendation is submitted in writing to the Company by November 27, 1998.

BOARD OF DIRECTORS COMPENSATION

  Non-Officer members of the Board of Directors receive an annual fee of $20,000 for serving on the Board of Directors, and $1,000 for each Board of Director's meeting attended. They also receive an annual fee of $3,000 for serving on the Audit and Compensation Committees, and $5,500 for serving on the Pension Advisory Committee. The chairmen of the Audit and Compensation Committees receive an additional annual fee of $1,000. The chairman of the Pension Advisory Committee receives an additional annual fee of $2,000. Each non-officer director is paid $1,000 for each Executive Committee meeting attended, but receives no annual fee for serving on the Executive Committee. Officer members of the Board of Directors do not receive any fees for serving as members of the Board of Directors or as members of any committees of the Board of Directors.

  The annual fee for serving as a member of the Audit and Compensation Committees will be increased from $3,000 to $5,500 and the additional annual fee for serving as chairmen of the Audit and Compensation Committees will be increased from $1,000 to $2,000 effective as of April 1, 1998.

  The Company has a supplemental retirement benefit agreement with Paul H. Granzow which provides that the Company will supplement his retirement benefits from the Qualified Retirement Plan to the extent necessary to provide him with annual retirement benefits equal to the greater of $150,000 or 50% of the average annual compensation paid to him for the five year period immediately preceding the year of his termination of employment with the Company.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

OWNERS OF MORE THAN 5% OF THE SHARES OF THE COMPANY

The following are all of the persons known by the Company to own of record or beneficially on February 20, 1998, five percent or more of the outstanding Class A Stock and Common Stock of the Company:

          NAME AND                                           PERCENT OF
         ADDRESS OF                                           COMBINED
         BENEFICIAL                    NUMBER     PERCENT      VOTING
           OWNERS             CLASS   OF SHARES   OF CLASS     POWER
-----------------------------------------------------------------------
PAUL H. GRANZOW,              Class   2,516,856    53.27       38.87
JAMES L. SHERMAN              A
and CHARLES F. SHERMAN,       Common  5,810,508    24.51
TRUSTEES(1)
50 East. Third St.
Dayton, Ohio 45402

WILLIAM P. SHERMAN(2)         Class    359,551      7.61
50 East Third St.             A
Dayton, Ohio 45402            Common   878,187      3.71        5.65

MARY C. NUSHAWG(2)            Class    359,551      7.61
50 East Third St.             A
Dayton, Ohio 45402            Common   842,996      3.56        5.58

JAMES L. SHERMAN(2)           Class    359,551      7.61
50 East Third St.             A
Dayton, Ohio 45402            Common   909,795      3.84        5.72

ROBERT N. SHERMAN(2)          Class    359,551      7.61
50 East Third St.             A
Dayton, Ohio 45402            Common   878,061      3.70        5.65

CHARLES F. SHERMAN(2)         Class    359,551      7.61
50 East Third St.             A
Dayton, Ohio 45402            Common   880,073      3.71        5.66

PATRICIA L. BEGLEY(2)         Class    359,550      7.61
50 East Third St.             A
Dayton, Ohio 45402 The Fifth  Common   830,073      3.50        5.55

THIRD BANK,(3)                Class   1,081,392    22.89
TRUSTEE                       A
Cincinnati, Ohio 45202        Common  2,595,312    10.95       16.91

THE FIFTH THIRD BANK,(4)      Class   1,071,624    22.68
TRUSTEE                       A
Cincinnati, Ohio 45202        Common  2,571,912    10.85       16.76

--------------------------------------------------------------------------------

(1) Paul H. Granzow, James L. Sherman and Charles F. Sherman, the Trustees under the Last Will and Testament of John Q. Sherman, deceased, hold the voting securities in separate equal trusts for each of the six surviving children and heirs of the deceased children of John Q. Sherman, deceased, each of whom is a life beneficiary of his or her respective trust. The Trustees share voting and investment power for the securities in the trusts. The Will of John Q. Sherman requires the Trustees to give each beneficiary who is a child of John Q. Sherman, upon his or her request, a proxy authorizing the beneficiary to vote the shares held in his or her respective trust.

(2) Each of these individuals is a child of John Q. Sherman, deceased. None of them own in his or her own name more than five percent of the outstanding voting securities of the Company; however, each has the right, upon his or her request, to vote the shares of the Company held in his or her respective trust created under the Will of John Q. Sherman, deceased.

(3) The trust under the Last Will and Testament of William C. Sherman, deceased, provides for the payment of net income for life to Helen Margaret Hook Clarke, niece of William C. Sherman, deceased. The Trustee, The Fifth Third Bank ("Fifth Third"), has the sole voting and investment power for the securities in the trust.

(4) The trust created under the Agreement with William C. Sherman dated December 29, 1939, provides for the payment of net income for life to Helen Margaret Hook Clarke and the children of John Q. Sherman. Fifth Third has the sole voting and investment power for the securities in the trust.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Each director and executive officer listed on the Summary Compensation Table and all directors and executive officers as a group own of record or beneficially Class A Stock and Common Stock of the Company on February 20, 1998, as follows:

                                                                PERCENT OF
                                                                 COMBINED
          BENEFICIAL                      NUMBER     PERCENT      VOTING
            OWNERS               CLASS   OF SHARES   OF CLASS     POWER
--------------------------------------------------------------------------
ROY W. BEGLEY, JR. (1)           Common       700     0.003       0.001
  Director

CRAIG J. BROWN (2)(3)            Common    21,077     0.089       0.045
  Sr. Vice President --
  Administration,
  Treasurer & CFO

F. DAVID CLARKE, III (4)         Common     6,776     0.029       0.014
  Director                       Class      5,096     0.108      0.0538
                                 A

PETER A. DORSMAN (2)             Common    11,952     0.050       0.025
  Sr. Vice President &
  General Manager --
  Document Systems Div.

PAUL H. GRANZOW (2)(5)6)         Common    49,559     0.209       0.105
Director & Chairman of
  Board

GRAEME G. KEEPING                Common       400     0.002       0.001
  Director

PETER S. REDDING (2)(7)          Common    70,896     0.299       0.150
  Director, President &
  Chief Executive Officer

DENNIS L. REDIKER                Common       500     0.002       0.001
  Director

ANN SCAVULLO                     Common     1,050     0.004       0.002
  Director

JOHN J. SCHIFF, JR.              Common    36,200     0.153       0.076
  Director

CHARLES F. SHERMAN (4)(8)        Common   880,996     3.717       1.861
  Director                       Class    359,551     7.610       3.799
                                 A

JOHN Q. SHERMAN, II              Common       160     0.001       0.000
  Director

JOSEPH V. SCHWAN (2)(9)          Common    32,901     0.139       0.070
  Sr. Vice President & General
  Manager--Document Mgmt. Div.

MICHAEL SPAUL                    Common    37,937     0.160       0.080
  Sr. Vice President & General
  Manager--Communicolor Div.
  All current executive          Common  1,216,212    5.131       2.569
    officers and                 Class    364,647     7.717       3.852
    directors as a group (2)     A
    (22 persons)

--------------------------------------------------------------------------------

(1) Roy W. Begley, Jr. and his wife, Margaret Begley, own as joint tenants 700 shares of Common Stock of the Company. Mrs. Begley owns 130 shares of Common Stock of the Company as to which Mr. Begley disclaims beneficial ownership. Mrs. Begley is also the trustee of 200 shares of Common Stock of the Company for the benefit of their children, Lauren A. Begley and Kathleen A. Begley, as to which Mr. Begley disclaims beneficial ownership.

(2) Includes the following options to purchase Common Stock of the Company exercisable before April 23, 1998: Craig J. Brown -- 11,000 shares; Peter A. Dorsman -- 7,200 shares; Paul H. Granzow -- 13,000 shares; Peter S.
    Redding -- 31,000 shares; Joseph V. Schwan -- 11,200 shares; Michael
    Spaul -- 6,250 shares; and all executive officers and directors as a group -- 98,370 shares.

(3) Todd J. Brown, a child of Craig J. Brown, owns 50 shares of Common Stock of the Company. Mr. Brown disclaims beneficial ownership of these shares of Common Stock.

(4) F. David Clarke, III and his wife, Loretta M. Clarke, own as joint tenants 6,776 shares of Common Stock of the Company.

(5) Paul H. Granzow, and Charles F. Sherman (along with James L. Sherman) are trustees under the Last Will and Testament of John Q. Sherman. As such, the Trustees have the power to vote shares held by the trusts in the event that the beneficiaries of the trusts do not desire to exercise their right to vote the shares. The John Q. Sherman Trust owns 2,516,856 shares of Class A Stock and 5,810,508 shares of Common Stock which in the aggregate represents 38.65% of the outstanding votes of the Company. The Trustees share the investment power with respect to Class A and Common Stock held by the trusts. The beneficiaries of the trusts do not have the investment power with respect to the securities in the trusts.

(6) Lana T. Granzow, the wife of Mr. Granzow, owns 1,300 shares of Common Stock of the Company. Mr. Granzow disclaims beneficial ownership of these shares of Common Stock.

(7) Lorelei L. Redding, the wife of Peter S. Redding, owns 250 shares of Common Stock of the Company. Mr. Redding disclaims beneficial ownership of these shares of Common Stock.

(8) Charles F. Sherman is a beneficiary of the John Q. Sherman Trust and as such has the right to vote 359,551 shares of Class A Stock and 830,073 shares of Common Stock of the Company. The Trustees have the investment power with respect to these shares.

(9) Joseph V. Schwan and his wife, Charlann Schwan, own as joint tenants 650 shares of Common Stock of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and holders of 10% or more of the Company's Common Stock to report certain transactions in the Common Stock to the Securities and Exchange Commission. The following persons who were executive officers in 1997 filed reports of stock options granted to them in 1997 after the due date of February 11, 1998: Craig J. Brown, Brian W. Calabro, H. Frank Coffman, James H. DeYoung, Peter A. Dorsman, Paul H. Granzow, Peter S. Redding, John E. Scarpelli, Joseph
V. Schwan, Harry A. Seifert and Michael Spaul.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------

                                            ANNUAL COMPENSATION     ALL OTHER
                                           ---------------------   COMPENSATION
   NAME AND PRINCIPAL POSITION      YEAR    SALARY    BONUS (1)        (2)
-------------------------------------------------------------------------------
PETER S. REDDING                    1997   $459,844   $1,083,430       $950
President & Chief                   1996    344,531     875,488         950
Executive Officer                   1995    315,000     837,507         924

JOSEPH V. SCHWAN                    1997    276,250     587,530         950
Executive Vice President &          1996    202,750     515,208         950
Chief Operating Officer             1995    191,500     509,151         924

CRAIG J. BROWN                      1997    205,833     400,678         950
Sr. Vice President                  1996    150,500     382,435         950
Administration, Treasurer           1995    130,000     345,638         924
& Chief Financial Officer

MICHAEL SPAUL                       1997    166,094     305,046         950
Sr. Vice President &                1996    155,031     393,949         950
General Manager --                  1995    148,000     393,496         924
COMMUNICOLOR

PETER A. DORSMAN                    1997    161,675     297,800         950
Sr. Vice President &                1996    150,775     383,134         950
General Manager --                  1995        n/a         n/a         n/a
Document Systems Division
-------------------------------------------------------------------------------

  (1) Includes the cash and stock incentives earned by the officers pursuant to the Key Employees Incentive Plan and Stock Incentive Plan during 1995 and 1996, and the Management Incentive Compensation Plan during 1997.

  (2) Includes the Company's matching contributions under The Standard Register Employees Savings Plan which provides that the Company may make an annual matching contribution for each participant in an amount up to 10% of each participant's contribution; provided, however, the Company's matching contribution for each participant shall in no event exceed .6% of the participant's eligible compensation. Employee contributions to the Savings Plan are fully vested. The Company's matching contribution vests after five years of Company service.

NAMED EXECUTIVE OFFICERS

  Information concerning each of the Executive Officers named in the Summary Compensation Table who are not nominees for election as directors is as follows:

                                               SERVED AS
             NAME                   AGE      OFFICER SINCE
             ----                   ---      -------------
JOSEPH V. SCHWAN                    61            1991

  Mr. Schwan has been Executive Vice President and Chief Operating Officer since March 1997. From March 1995 until March 1997, he was Senior Vice President and General Manager -- Document Management Division. From August 1991 until March 1995, he was Vice President -- Forms Sales & Marketing. From January 1990 until August 1991, Mr. Schwan was Vice President and Chief Operating

Officer of Rittenhouse Paper. Mr. Schwan is a member of the Board of Directors of Hach Company in Loveland, Colorado, a manufacturer of water testing instrumentation.

CRAIG J. BROWN                      48            1987

  Mr. Brown has been Senior Vice President -- Administration, Treasurer and Chief Financial Officer since March 1995. From January 1993 until March 1995, he was Vice President -- Finance, Treasurer and Chief Financial Officer. Prior to January 1993, he served the Company in various executive and financial positions.

MICHAEL SPAUL                       50            1991

  Mr. Spaul has been Senior Vice President and General Manager -- COMMUNICOLOR Division since March 1995. From April 1990 to March 1995, he was Vice President and General Manager -- COMMUNICOLOR Division.

PETER A. DORSMAN                    42            1996

  Mr. Dorsman has been Senior Vice President and General Manager -- Document Systems Division since January 1996. From October 1977 until January 1996, Mr. Dorsman served in a number of senior marketing, strategic planning and sales management positions with NCR Corporation.

RETIREMENT PLANS

  The Stanreco Retirement Plan provides for retirement benefits based on the average compensation for the highest five years of total plan participation and is funded, in part, by contributions by the participants.

  The Standard Register Company Non-Qualified Retirement Plan supplements the Stanreco Plan. It provides retirement benefits which would have been payable from the Stanreco Plan but for the limits imposed by the Tax Reform Act of 1986. The Company does not currently fund or contribute to the NonQualified Plan but does accrue for projected benefit expense annually.

  The Standard Register Company Officers' Supplemental Non-Qualified Plan pays retirement benefits in addition to the Stanreco Plan and Non-Qualified Plan based on the number of years of credited service as an officer in excess of five years.

RETIREMENT PLAN TABLES 1, 2 AND 3

  Table 1 shows the estimated annual retirement benefits payable from the Stanreco Plan and the NonQualified Plan to the Company's employees in specified remuneration and years of service. Part of the estimated annual benefits include the return of and earnings on contributions made by the employees. Table 2 shows the estimated annual retirement benefits payable from the Supplemental Non-Qualified Plan to officers based on remuneration and years of officer service (in excess of five years). An officer's annual retirement benefit is equal to the lesser of the sum of the benefits from Tables 1 and 2 or 50% of the average of the highest five years of compensation.

TABLE 1

    AVERAGE OF FIVE                                  YEARS OF CREDITED SERVICE
   HIGHEST YEARS OF     -----------------------------------------------------------------------------------
     COMPENSATION          1         5         10         15         20         25         30         35
  -------------------   -------   -------   --------   --------   --------   --------   --------   --------
      $  200,000        $ 2,600   $13,000   $ 26,000   $ 39,000   $ 52,000   $ 65,000   $ 78,000   $ 91,000
         300,000          3,900    19,500     39,000     58,500     78,000     97,500    117,000    136,000
         400,000          5,200    26,000     52,000     78,000    104,000    130,000    156,000    182,000
         500,000          6,500    32,500     65,000     97,500    130,000    162,500    195,000    227,500
         600,000          7,800    39,000     78,000    117,000    156,000    195,000    234,000    273,000
         700,000          9,100    45,500     91,000    136,500    182,000    227,500    273,000    318,500
         800,000         10,400    52,000    104,000    156,000    208,000    260,000    312,000    364,000
         900,000         11,700    58,500    117,000    175,000    234,000    242,500    351,000    409,500
       1,000,000         13,000    65,000    130,000    195,000    260,000    325,000    390,000    455,000

TABLE 2

    AVERAGE OF FIVE      YEARS OF OFFICER SERVICE IN EXCESS OF FIVE
   HIGHEST YEARS OF     --------------------------------------------
     COMPENSATION          1           5          10          15
  -------------------   --------   ---------   ---------   ---------
         200,000        $ 6,100    $ 30,500    $ 61,000    $ 67,100
         300,000          9,150      45,750      91,500     100,650
         400,000         12,200      61,000     122,000     134,200
         500,000         15,250      76,250     152,500     167,750
         600,000         18,300      91,500     183,000     201,300
         700,000         21,350     106,750     213,500     320,250
         800,000         24,400     122,000     244,000     366,000
         900,000         27,450     137,250     274,500     411,750
       1,000,000         30,500     152,500     305,000     457,500

  Estimated annual benefits are based upon the assumption that the employee remains in the service of the Company until age 62, at which age the employee qualifies for the maximum retirement benefit. Retirement prior to age 62 will result in actuarially reduced benefits. The estimated annual benefits are taxable income but are not subject to any deduction for social security benefits. No additional benefit can be earned from the Officer Supplemental Non-Qualified Plan after the sixteenth year of officer service.

  The table below shows the average of the highest five years of total compensation and the years of service and officer service for each person listed in the Summary Compensation Table.

TABLE 3

                          AVERAGE OF
                       THE HIGHEST FIVE    YEARS OF
                           YEARS OF        CREDITED   YEARS OF
        NAME          TOTAL COMPENSATION   SERVICE    OFFICER
        ----          ------------------   --------   SERVICE
Peter S. Redding           $902,416           30         16
Joseph V. Schwan            559,462            5          6
Michael Spaul               442,788           14          7
Craig J. Brown              403,044           23         11
Peter A. Dorsman            347,792            1          2

STOCK OPTION TABLES

  Options to purchase Common Stock of the Company for each executive officer listed in the Summary Compensation Table are as follows:

                           OPTION GRANTS DURING 1997

                                                                                         POTENTIAL REALIZABLE
                                             INDIVIDUAL GRANTS                                   VALUE
                      ---------------------------------------------------------------   AT ASSUMED ANNUAL RATES
                      NUMBER OF                                                             OF STOCK PRICE
                        SHARES                                                               APPRECIATION
                      UNDERLYING    % OF TOTAL OPTIONS                                      FOR OPTION TERM
                       OPTIONS     GRANTED TO EMPLOYEES   EXERCISE PRICE   EXPIRATION   -----------------------
        NAME           GRANTED           IN 1997           (PER SHARE)        DATE         5%            10%
        ----          ----------   --------------------   --------------   ----------   --------       --------
Peter S. Redding        15,000             5.4%              $35.3125       12/28/07    $331,150       $844,200
Joseph V. Schwan         6,000             2.2%               35.3125       12/28/07     133,260        337,680
Craig J. Brown           5,000             1.8%               35.3125       12/28/07     111,050        281,400
Peter A. Dorsman         5,000             1.8%               35.3125       12/28/07     111,050        281,400
Michael Spaul            4,000             1.4%               35.3125       12/28/07      88,840        225,120

  Options to purchase Common Stock of the Company exercised in 1997 for each executive officer listed in the Summary Compensation Table are as follows:

                      AGGREGATED OPTION EXERCISES IN 1997
                           AND YEAR-END OPTION VALUES

                                                       NUMBER OF SHARES                VALUE OF
                                                    UNDERLYING UNEXERCISED     UNEXERCISED IN-THE-MONEY
                      SHARES ACQUIRED    VALUE        OPTIONS AT 12/31/97         OPTIONS AT 12/31/97
        NAME            ON EXERCISE     REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
        ----          ---------------   --------   -------------------------   -------------------------
Peter S. Redding               0              0          31,000/69,000             $ 434,063/673,125
Joseph V. Schwan               0              0          11,250/25,800               155,400/241,913
Craig J. Brown                 0              0          11,000/24,000               154,813/239,563
Peter A. Dorsman               0              0           7,200/18,800                94,650/150,788
Michael Spaul              4,950         72,393           6,250/23,800                80,220/241,913

                         COMPENSATION COMMITTEE REPORT

  The Compensation Committee has the overall responsibility for determining specific compensation levels for executive officers and bonuses for executive officers and certain employees subject to approval of the Board of Directors. The Company's 1995 Stock Option Plan and Management Incentive Compensation Plan are administered by the Compensation Committee.

  The Compensation Committee's goal is to establish an executive compensation program that enhances the Company's overall fundamental objective of providing value for its shareholders. The Compensation Committee believes that the interests of management and shareholders can be more closely allied by providing executives with competitive levels of compensation that will enable the Company to attract and retain executives with the highest qualifications and by tying executive pay to overall corporation performance. The compensation system developed over the years by the Company has been designed so that a relatively high percentage of all compensation is incentive-based. The Stock Option Plan is designed to base a portion of the executives' compensation upon the market performance of the Company's stock. The Incentive Plan, which was approved by the shareholders on April 16, 1997 and which replaced the Key Employees Incentive Plan and Stock Incentive Plan, is designed to provide a significant and flexible economic opportunity to executive officers and key employees of the Company as a reflection of their individual and group contributions to the success of the Company.

  All executive compensation was fully deductible for federal income tax purposes for 1997 either because the individual compensation amounts were less than $1 million or because any excess was incentive-based.

BASE COMPENSATION

  In determining its recommendations to the Board of Directors for executive officer salaries for 1997, the Compensation Committee assigned each executive position, including the President and Chief Executive Officer position, a salary range that defined a minimum, midpoint and maximum salary commensurate with the responsibilities of the job, as determined by compensation guidelines and competitive information provided to the Compensation Committee by an independent compensation consultant. The ranges were adjusted to reflect changes in the competitive business climate from the prior year. Executive officer salaries were targeted at the midpoint of the range for that position. Factors that determined the salary within the range included objective performance and level of experience. Each executive officer's performance was judged on both a subjective and an objective basis, the latter measured against specific, personal objectives agreed upon at the outset of the year between the executive and the President and Chief Executive Officer. Merit salary increases were awarded on the basis of each executive officer's performance rating.

  Mr. Redding's salary as President and Chief Executive Officer was determined in the same manner as all other executive officers of the Company, except that his performance was judged on a subjective basis by the Board of Directors. His salary was not determined by specific performance measures.

  The Board of Directors reviewed and adopted the recommendations of the Compensation Committee and implemented the salary levels recommended. This process resulted in the base salaries as disclosed in the Summary Compensation Table for each executive named in the Summary Compensation Table.

INCENTIVE COMPENSATION

  The Compensation Committee administers the Incentive Plan which became effective January 1, 1997. Fourteen employees were covered by the Incentive Plan in 1997. The Committee selects the participants, determines the amount and terms of each incentive award and decides whether the award shall be in cash, Common Stock or a combination of the two.

  Incentive awards to the Incentive Plan participants are subject to objective performance goals established by the Compensation Committee. These goals are based upon one or more of the following: earnings per share, market share, stock price, sales, reduction of cost, net operating income, cash flow, retained earnings, return on capital, return on equity, return on assets, results of customer satisfaction surveys, aggregate product price and other product price measures, and operating and maintenance cost management. The Compensation Committee certifies to the Board of Directors each year the extent to which the performance objectives have been achieved.

  The Compensation Committee adopted performance goals and other criteria for awarding incentive compensation under the Incentive Plan for 1997. The Incentive Plan includes both a short term and a long term incentive compensation component.

  For 1997, the short term compensation component included a compensation pool in an amount equal to 5% of the amount by which 1997 net profits exceeded a 7% return on capital up to, but not including any excess over, a 12% return on capital, plus 8% of the amount by which 1997 net profits exceed a 12% return on capital; provided, however, each participant's short term incentive compensation for 1997 cannot exceed two times each participant's established compensation targets. The participants' compensation targets range from 40% to 75% of the participants' base salaries. These objectives were attained in 1997 and the compensation paid was distributed to the Incentive Plan participants in proportion to short term incentive compensation targets assigned to the participants by the Compensation Committee.

  The long term incentive compensation component will eventually be based upon a three year rolling average return on capital in excess of the cost of capital. Since 1997 was the first year in which the Incentive Plan was in effect, the long term component for 1997 was based upon return on capital for 1997 only; in 1998, the long term component will be based upon the average return on capital in 1997 and 1998; and in 1999 and thereafter, the long term component will be based upon a three year average return on capital. For 1997, long term incentive compensation was payable only if 1997 net profits equaled or exceeded a 12% return on capital; provided, however, each participant's long term incentive compensation for 1997 cannot exceed exceed two times each participant's established compensation targets. The participants' compensation targets range from 45% to 100% of the participants' base salaries. This objective was attained in 1997 and long term incentive compensation was payable to the Incentive Plan participants based upon the long term incentive compensation targets which were assigned to the participants by the Committee and the 1997 performance goals and payout matrix approved by the Committee.

  All of the executives named in the Summary Compensation Table received incentive awards under the Incentive Plan as disclosed in the Summary Compensation Table.

STOCK OPTIONS

  The Compensation Committee also administers the Stock Option Plan which became effective October 19, 1995. One hundred and nineteen employees were covered by the Stock Option Plan in 1997. The Stock Option Plan represents another performance-based component of the Company's compensation program. The object of the Stock Option Plan is to provide an incentive to the Company's management to increase the long term value of the Company's Common Stock by granting stock options to reward past performance and motivate future performance to the executive officers and certain key employees of the Company. The Stock Option Plan also encourages participants to maintain a long term stock ownership position in the Company in order that their interests are allied with those of the Company's shareholders. The Board of Directors has recommended that the shareholders approve an amendment to the Stock Option Plan to increase from 2,000,000 to 3,000,000 the aggregate number of shares of the Company's Common Stock which may be subject to stock options under the Stock Option Plan. The proposed amendment is described in Proposal 3 in this Proxy Statement.

  The Compensation Committee determines the eligible employees, the timing of option grants, the numbers of shares granted, vesting schedules, option prices and duration and other terms of the stock options. All of the executives named in the Summary Compensation Table were granted stock options under the Stock Option Plan as disclosed in the Stock Option Tables.

THE COMPENSATION COMMITTEE:

F. DAVID CLARKE, III (Chairman)
DENNIS L. REDIKER
ANN SCAVULLO
JOHN Q. SHERMAN, II

                               PERFORMANCE GRAPH

  The following Performance Graph presents a comparison of the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock from December 31, 1992 to December 31, 1997 (as measured by dividing (i) the sum of (a) the cumulative amount of dividends, assuming dividend reinvestment during the periods presented, and (b) the difference between the Company's share price at the end and beginning of the periods presented by (ii) the share price at the beginning of the periods presented) with the Standard & Poor's 400 Midcap Index, Standard & Poor's 500 Index and Peer Group Index. The Peer Group consists of Moore Corporation, Ltd., The Reynolds & Reynolds Company, Wallace Computer Sciences, Inc., and the Company.

                Measurement Period                       Standard          S&P 400
               (Fiscal Year Covered)                     Register           MIDCAP        S&P 500 Index       Peer Group
1992                                                             1.00              1.00              1.00              1.00
1993                                                             1.19              1.14              1.10              1.35
1994                                                             1.04              1.10              1.12              1.41
1995                                                             1.24              1.44              1.53              2.06
1996                                                             2.06              1.72              1.89              2.87
1997                                                             2.26              2.24              2.47              2.58

PROPOSAL 3: APPROVAL OF AMENDMENT TO THE STOCK OPTION PLAN TO INCREASE THE
            AVAILABLE STOCK OPTION SHARES

  The Board of Directors is proposing to amend the 1995 Stock Option Plan to increase the number of shares of Common Stock available for option grants from 2,000,000 to 3,000,000. The Plan was approved at the 1996 Annual Shareholders' Meeting.

  The Plan provides that options may be granted either as incentive stock options or as nonqualified stock options. Options may be granted for varying periods of from one to ten years. Options do not become exercisable until one year from the date of grant. Thereafter, the right to exercise options vests at a schedule determined at the time of grant, generally at a rate of 25% per year, cumulative to the extent not exercised in prior periods.

  There are presently options outstanding and unexercised for the purchase of 1,658,420 shares under this Plan and 301,000 shares are available for the grant of additional options. Under these circumstances, the Board believes it appropriate for the Plan to be increased so as to make additional options available for grants in furtherance of the purposes of the Plan.

  The exercise price for each option is fixed by the Compensation Committee. However, the exercise price for incentive stock options must be at least 100% of the last sale price on the exchange on which the stock is trading on the last trading day prior to the date of grant with a further exception that incentive options granted to persons owning more than 10% of the outstanding voting securities of the Company must be at least 110% of such sale price. The last sale price of the Company's Common Stock on March 10, 1998 was $32.75 per share.

  In order to increase the available shares of Common Stock under the Plan, the Board of Directors recommends that Section 4.1 of the Plan which presently reads:

        4.1 The Shares that may be made subject to Options granted under the Plan shall not exceed 2,000,000 Shares in the aggregate. Except as provided in Section 4.2, upon lapse or termination of any Option for any reason without being completely exercised, the Shares which were subject to such Option may again be subject to other options.

be amended to read:

        4.1 The Shares that may be made subject to Options granted under the Plan shall not exceed 3,000,000 Shares in the aggregate. Except as provided in Section 4.2, upon lapse or termination of any Option for any reason without being completely exercised, the Shares which were subject to such Option may again be subject to other options.

  The affirmative vote of a majority of the votes cast upon this proposal is required for approval.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO SECTION 4.1 OF THE STOCK OPTION PLAN.

PROPOSAL 4: SELECTION OF AUDITORS

  Action will be taken by the shareholders with respect to the selection of auditors for the Company to serve for 1998. The Board of Directors recommends that the firm of Battelle & Battelle, LLP, Certified Public Accountants, who served as auditors last year, be retained.

  A representative of Battelle & Battelle is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement to the shareholders and will be available to respond to appropriate questions from shareholders.

  The affirmative vote of a majority of the votes cast is required to retain Battelle & Battelle as the Company auditors for the year 1998.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE SELECTION AND RETENTION OF BATTELLE & BATTELLE, CERTIFIED PUBLIC ACCOUNTANTS, AS THE COMPANY'S AUDITORS FOR THE YEAR 1998.

  The Board of Directors does not intend to present any other proposals for action by the shareholders at the Annual Meeting and has not been informed that any other person or persons intend to present any other proposal for action by shareholders at the Annual Meeting. If any other matters come before the Annual Meeting, the person voting the proxies will vote the shares they are authorized to vote on the proposals or matters in their best judgment.

                                 OTHER MATTERS

SOLICITATION EXPENSES

  The expenses soliciting proxies and the expenses of brokers, custodians, nominees or fiduciaries incurred in forwarding the documents to their principals or beneficiaries will be paid by the Company.

SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

Any proposal of a shareholder intended for inclusion in the Company's Proxy Statement and proxy for the 1999 Annual Meeting of the Company, to be held on April 21, 1999, must be received by the Secretary of the Company on or before November 27, 1998, at its principal executive offices at 600 Albany Street, Dayton, Ohio 45408.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       H. FRANK COFFMAN
                                       Secretary
                                       Dayton, Ohio

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE


-------------------------------------------------------------------------
                           THE STANDARD REGISTER COMPANY
-------------------------------------------------------------------------

    Mark box at right if an address change or comment
    has been noted on reverse side of this card.               [ ]

RECORD DATE SHARES:






    Please be sure to sign and date this Proxy.       Date
-------------------------------------------------------------------------


-------------------------------------------------------------------------
    Shareholder sign here                     Co-owner sign here

DETACH CARD




                                                  FOR   AGAINST  ABSTAIN
1. Proposal to fix and determine the number       [ ]     [ ]      [ ]
   of Directors to be ten.

2. Election of Directors.                          FOR ALL     WITH-   FOR ALL
   A vote FOR includes discretionary authority     NOMINEES    HOLD    EXCEPT
   (I) to cumulate votes selectively among the        [ ]      [ ]      [ ]
   nominees and (II) to vote for a substitute nominee if any of the nominees listed becomes unable or unwilling to serve.

   ROY W. BEGLEY, JR.          DENNIS L. REDIKER
   F. DAVID CLARKE, III        ANN SCAVULLO
   PAUL H. GRANZOW             JOHN J. SCHIFF, JR.
   GRAEME G. KEEPING           CHARLES F. SHERMAN
   PETER S. REDDING            JOHN Q. SHERMAN, II

   NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

                                                        FOR   AGAINST  ABSTAIN
3. Proposal to approve Amendment to The Standard        [ ]     [ ]      [ ]
   Register Company's 1995 Stock Option Plan to increase available stock option shares.

4. Proposal to approve Battelle & Battelle,             [ ]     [ ]      [ ]
   Certified Public Accountants, as the
   independent public accountants of the Company.

5. According to their best judgment on any and all matters as may properly come before the meeting or any adjournments thereof. The Board of Directors does not know of any matters to be brought before the Annual Meeting other than those described above.


DETACH CARD

                         THE STANDARD REGISTER COMPANY

           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS - APRIL 15, 1998 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a shareholder of The Standard Register Company (the "Company") hereby appoints PETER S. REDDING, PAUL H. GRANZOW and CHARLES F. SHERMAN ("Appointed Proxies"), each with full power to substitute or act alone, to vote, cumulatively or otherwise (the action of a majority of those present to control), with respect to all shares of stock of the undersigned in the Company at the Annual Meeting of Shareholders of the Company ("Annual Meeting") to be held April 15, 1998, and any adjournments thereof, upon the matters listed on the reverse side hereof.

THE APPOINTED PROXIES WILL VOTE FOR EACH OF THE MATTERS SET FORTH ON THE REVERSE SIDE, WHICH ARE MORE FULLY DESCRIBED IN THE PROXY STATEMENT, UNLESS A CONTRARY CHOICE IS SPECIFIED ON THE REVERSE SIDE, IN WHICH CASE THE APPOINTED PROXIES WILL VOTE OR WITHHOLD IN ACCORDANCE WITH INSTRUCTIONS GIVEN.

-------------------------------------------------------------------------------
   PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) on the reverse side hereof. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
-------------------------------------------------------------------------------

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